UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2017

First Capital Real Estate Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue 14th Floor New York, NY 10022
(Address, including zip code, of Principal Executive Offices)
(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, on March 31, 2017, First Capital Real Estate Trust Incorporated (the “Company”) and First Capital Real Estate Operating Partnership, L.P., the Company’s operating partnership (“FC OP,” and together with the Company, the “First Capital Parties”), entered into an interest contribution agreement (as modified by the Agreement to Waive Closing Deliverables, dated May 17, 2017, the Agreement to Waive Second Closing Deliverables, dated July 3, 2017, and the First Amendment to the Interest Contribution Agreement, dated August 3, 2017, the “Contribution Agreement”) with PhotoMedex, Inc., a Nevada corporation (“PhotoMedex”), and PhotoMedex’s subsidiary, FC Global Realty Operating Partnership, LLC, a Delaware limited liability company (“PhotoMedex OP,” and, together with PhotoMedex, the “PhotoMedex Parties”). The First Capital Parties and the PhotoMedex Parties are collectively referred to in this Current Report on Form 8-K as the “Parties.”

Pursuant to the Contribution Agreement, the First Capital Parties are obligated to contribute to PhotoMedex OP the First Capital Parties’ 100% ownership interest (the “Amarillo Interest”) in a hotel located in Amarillo, Texas that is currently undergoing renovations to convert to a Wyndham Garden Hotel (the “Amarillo Hotel”) no later than December 31, 2017, subject to the satisfaction of certain conditions set forth in the Contribution Agreement, including the resolution of a lawsuit concerning ownership of the Amarillo Hotel. In exchange for the contribution of the Amarillo Interest, PhotoMedex is obligated to issue to the First Capital Parties shares of PhotoMedex’s common stock and newly designated Series A Convertible Preferred Stock (collectively, the “PhotoMedex Shares”). The Amarillo Hotel has an appraised value of approximately $16.0 million and secures an outstanding mortgage loan with a balance that is currently estimated to be approximately $10.6 million (the “Amarillo Loan”). The First Capital Parties have received an offer from an unaffiliated third party to purchase the Amarillo Hotel from the First Capital Parties. On July 3, 2017, the Parties entered into an Agreement to Waive Second Closing Deliverables, pursuant to which the PhotoMedex Parties agreed to waive the requirement that the First Capital Parties contribute the Amarillo Interest to PhotoMedex OP, and to accept in lieu thereof a cash contribution to the PhotoMedex OP in an amount equal to the net proceeds to the First Capital Parties from the sale of the Amarillo Hotel after the full satisfaction of the Amarillo Loan, provided, that the amount of such cash contribution is not less than $5.89 million and that the sale of the Amarillo Hotel is completed on or before August 31, 2017.

On September 22, 2017, the Parties entered into a Second Agreement to Waive Second Closing Deliverables (the “Second Agreement”). Pursuant to the terms of the Second Agreement, the PhotoMedex Parties agreed to extend the date for the closing of the sale of the Amarillo Hotel until October 18, 2017, with the contribution of the net proceeds of such sale to be made not later than October 23, 2017. In exchange for such cash contribution, the First Capital Parties will receive such number of PhotoMedex Shares as calculated pursuant to the Contribution Agreement. If the sale of the Amarillo Hotel is not closed by October 18, 2017, the waiver of the requirement for the contribution of the Amarillo Interest provided by the Second Agreement will lapse, and the First Capital Parties will remain obligated pursuant to the terms of the Contribution Agreement to contribute the Amarillo Interest to the PhotoMedex OP no later than December 31, 2017, subject to the satisfaction of the conditions to such contribution set forth in the Contribution Agreement. The completion of the sale of the Amarillo Hotel by the First Capital Parties is subject to various conditions and there can be no guarantee that the First Capital Parties will complete the sale of the Amarillo Hotel. In the event that the First Capital Parties fail to complete the sale of the Amarillo Hotel by October 18, 2017, there is no guarantee that the First Capital Parties will be able to satisfy the conditions to the contribution of the Amarillo Interest to the PhotoMedex OP by December 31, 2017.

The foregoing description of the terms of the Second Agreement is qualified in its entirety by the terms of the Second Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Second Agreement to Waive Second Closing Deliverables dated September 22, 2017 by and among PhotoMedex, Inc., FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of PhotoMedex, Inc. dated September 22, 2017.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL REAL ESTATE TRUST INCORPORATED

Date: September 28, 2017	By:	/s/ Suneet Singal
		Name:	Suneet Singal
		Title:	Chief Executive Officer, Chairman of the Board of Directors, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Second Agreement to Waive Second Closing Deliverables dated September 22, 2017 by and among PhotoMedex, Inc., FC Global Realty Operating Partnership, LLC, First Capital Real Estate Operating Partnership, L.P. and First Capital Real Estate Trust Incorporated (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of PhotoMedex, Inc. dated September 22, 2017.)

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